Exhibit 10.2

MAGELLAN HEALTH, INC.

2016 MANAGEMENT INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

(REFERENCE NO. 2016-MARCH 4,  2020)

Name of Grantee:	[NAME]
Date of Grant:	March 4, 2020
Type of Award:

Restricted Stock Units, each Restricted Stock Unit representing the right to receive on the terms and conditions of the Restricted Stock Unit Agreement between Grantee and the Company referenced below and the terms and conditions of this notice a share of Ordinary Common Stock, par value $0.01 per share (“Share”), of Magellan Health, Inc. (the “Company”), subject to adjustment thereto as provided in such Restricted Stock Unit Agreement (a “Unit Share”), or at the election of the Company a cash payment in lieu thereof.

Total Number of Restricted Stock Units Awarded:	Restricted Stock Units.
Vesting:

This Award shall vest in accordance with the vesting schedule set forth below, provided that the Grantee’s Service with the Company, a Subsidiary or a Parent company has not terminated prior to the vesting date. In the event Grantee’s employment is terminated prior to vesting of the Award for any reason other than as provided below with regard to certain terminations following a Change in Control of the Company, the Award granted hereunder shall immediately be forfeited by and canceled, except as otherwise provided in the Company’s “Retirement Policy Applicable to Employee Long-Term Incentive Awards” or otherwise provided in any employment agreement between the Grantee and the Company in effect at the date of termination of employment.

Vesting Date	Vesting Percentage
1st anniversary of the Date of Grant (March 4, 2021)	33.4%
2nd anniversary of the Date of Grant (March 4, 2022)	66.7% (i.e., an additional 33.3%)
3rd anniversary of the Date of Grant (March 4, 2023)	100% (i.e., an additional 33.3%)

This Restricted Stock Unit shall earlier vest immediately with respect to 100% of the Unit Shares subject hereto in the event, after the date hereof, a Change in Control of the Company (as defined below) shall have occurred and within the period of eighteen months (or such other period as is provided by Grantee’s employment agreement, if any, in effect at the time of the Change of Control) following occurrence of the Change in Control, Grantee’s Service with the Company shall be terminated by the Company without Cause (as defined below) or by the Grantee with Good Reason (as defined below), provided that the Grantee’s Service with the Company has not previously terminated after the date hereof for any other reason.  For purposes of this Restricted Stock Unit, the terms “Change in Control,” “Cause” and “Good Reason” shall have the same meanings as provided in any employment agreement between the Company and

Grantee in effect at the time of the Change in Control (including any terms of substantially comparable significance in any such employment agreement even if not of identical wording) or, if no such employment agreement is in effect at such time or no such meanings are provided in such employment agreement, shall have the meanings ascribed thereto below:

(1) A “Change in Control” of the Company shall mean the first to occur after the date hereof of any of the following events:

a.           any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of greater than 50% of the Voting Stock (as defined below) of the Company;

b.          the majority of the Board of Directors of the Company consists of individuals other than “Continuing Directors,” which shall mean the members of the Board on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was supported by a vote of the directors who then comprised the Continuing Directors, shall be considered to be a Continuing Director;

c.           the Board of Directors of the Company adopts and, if required by law or the certificate of incorporation of the Corporation, the shareholders approve the dissolution of the Company or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the Company’s assets;

d.          at least 75% of the consolidated assets of the Company (measured using a quantitative analysis determined in good faith by the Board) are disposed of in a single transaction pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Company immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they previously owned the Voting Stock or other ownership interests of the Company, 51% or more of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

e.           the Company merges or combines with another company and, immediately after the merger or combination, the shareholders of the Company immediately prior to the merger or combination own, directly or indirectly, 50% or less of the Voting Stock of the successor company, provided that in making such determination there shall being excluded from the number of shares of Voting Stock held by such shareholders, but not from the Voting Stock of the successor company, any shares owned by Affiliates of such other company who were not also Affiliates of the Company prior to such merger or combination.

(2) “Cause” shall mean:

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a. Grantee is convicted of (or pleads guilty or nolo contendere to) a felony or a crime involving moral turpitude;
b. Grantee’s commission of an act of fraud or dishonesty involving his or her duties on behalf of the Company;

c.          Grantee’s willful failure or refusal to faithfully and diligently perform duties lawfully assigned to Grantee as an officer or employee of the Company or other willful breach of any material term of any employment agreement at the time in effect between the Company and Grantee; or

d. Grantee’s willful failure or refusal to abide by the Company’s policies, rules, procedures or directives, including any material violation of the Company’s Code of Ethics.
(3) “Good Reason” shall mean:

a.           a material reduction in Grantee’s salary in effect at the time of a Change in Control, unless such reduction is comparable in degree to the reduction that takes place for all other employees of the Company of comparable rank (for which purpose any person who is an executive officer of the Company (as determined for purposes of the Exchange Act) shall be considered of comparable rank) or a material reduction in Grantee’s target bonus opportunity for the year in which or any year after the year in which the Change of Control occurs from Grantee’s target bonus opportunity for the year in which the Change in Control occurs (if any) as established under any employment agreement Grantee has with the Company or any bonus plan of the Company applicable to Grantee (or, if no such target bonus opportunity has yet been established for Grantee under a bonus plan applicable to Grantee for the year in which the Change of Control has occurred, the target bonus opportunity so established for Grantee for the immediately preceding year (if any)). For purposes of this provision, an action or actions of the Company will be deemed "material" if, individually or in the aggregate, the action or actions result(s) or potentially result(s) in a reduction in compensation in the current year or a future year having a present value to Grantee of at least one and one half percent (1.5%) of Grantee’s then current base salary, provided that Grantee will have a legal right to claim damages for a breach of contract for any action by the Company or event having an effect described under those paragraphs that does not meet this objective materiality test, and actions may be material in a given case at levels less than the specified level.

b.           a material diminution in Grantee’s position, duties or responsibilities as in effect at the time of a Change in Control or the assignment to Grantee of duties which are materially inconsistent with such position, duties and authority, unless in either case such change is made with the consent of the Grantee; or

c.           the relocation by more than 50 miles of the offices of the Company which constitute at the time of the Change in Control Grantee’s principal location for the performance of his or her services to the Company;

provided that, in each such case, Grantee provides notice to the Company within 90 days that such event or condition constituting Good Reason has arisen, and such event or condition continues uncured for a period of more than 30 days after Grantee gives notice thereof to the Company, and Grantee terminates Service within eighteen months after such event or condition has arisen.

For purposes of the foregoing definitions, (A) “the Company” shall include any entity that succeeds to all or substantially all of the business of the Company, (B) “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified, and (C) “Voting Stock” shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes that all such Voting Stock is entitled to cast.

Settlement of Award:

Unit Shares in settlement of this Award (or, at the Company’s election, cash in lieu thereof) shall be delivered to Grantee on the Vesting Date (such date, the “Settlement Date”) as further provided in Grantee’s Restricted Stock Unit Agreement with the Company.

Dividend Equivalent Rights:	NONE.
Transfer Restrictions:	Unit Shares issued in settlement of this Award shall not be subject to any additional transfer restrictions, other than those provided by Grantee’s Restricted Stock Unit Agreement.

By signing your name below, you acknowledge and agree that this Award is governed by the terms and conditions of the Magellan Health, Inc. 2016 Management Incentive Plan (“Plan”), or a predecessor plan, and the Restricted Stock Unit Agreement, reference number 2016-March 4, 2020 (“Agreement”), both of which are hereby made a part of this document.  Capitalized terms used but not defined in this Notice of Restricted Stock Unit Award shall have the meanings assigned to them in the Plan and Agreement.

MAGELLAN HEALTH, INC.

Name: Kenneth J. Fasola
Title: Chief Executive Officer

GRANTEE:

Name:

Date

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